EXHIBIT 99.1


FOR IMMEDIATE RELEASE                                MEDIA CONTACT
June 1, 2005                                         Sylke Neal-Finnegan
                                                     (702) 386-8107
                                                     sfinnegan@goldennugget.com
                                                     --------------------------



                POSTER FINANCIAL GROUP FILES COMPLAINT AGAINST
                          BARRICK GAMING CORPORATION


LAS VEGAS (June 1, 2005) - Today Poster Financial Group (PFG) filed a complaint against Barrick Gaming Corporation and a Barrick Gaming subsidiary seeking the release of a $1 million deposit from escrow on account of Barrick's failure to acquire the stock of the Golden Nugget Laughlin before the transaction's May 31, 2005, expiration date.

"We worked in good faith with Barrick and its advisors to enter into a purchase and sale agreement," said Tim Poster, chairman and chief executive officer of PFG. "It is unfortunate that the transaction will not close, but more troubling is the assertion that Barrick's failure to close was caused by the performance of the Golden Nugget Laughlin or the actions of Poster Financial Group. Factually, this is without merit and it is disappointing to me, because it is disrespectful to those individuals who have operated the Golden Nugget Laughlin. The property continues to perform well and Poster Financial Group has and continues to maintain the highest standards in compliance and financial reporting."

As has been announced previously, PFG, owner of both the Golden Nugget Las Vegas and the Golden Nugget Laughlin, has entered into a purchase and sale agreement with Landry's Restaurants, Inc. of Houston, Texas. It is anticipated that the transaction will close within 12 months of February 4th, 2005, subject to customary closing conditions contained in the Landry's Purchase Agreement, including receipt of all necessary governmental, gaming and other regulatory approvals.


ABOUT THE POSTER FINANCIAL GROUP
--------------------------------
Poster Financial Group, Inc. is owned by PB Gaming Inc., which is owned by Timothy Poster and Thomas Breitling, founders of the Internet travel service Travelscape.com. Poster and Breitling acquired the Golden Nugget Properties in Las Vegas and Laughlin from MGM MIRAGE Inc. The duo, through PFG, assumed ownership of both properties on January 23, 2004.

Some of the statements contained in this press release concerning the litigation filed against Barrick Gaming Corporation and the timing of the proposed transaction with Landry's Restaurants, Inc. are "forward-looking" and "safe harbor" statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended.
Generally, forward-looking statements express expectations for or about the future, rather than historical fact. Forward-looking statements are subject to inherent risks and uncertainties that may cause actual results or events to differ materially from those contemplated by such statements. Such risks and uncertainties include, among others, the timing and outcome of the litigation against Barrick Gaming Corporation, including the disposition of the escrow deposit, the risk of counterclaims filed by Barrick Gaming Corporation, timing (including any possible delays) and receipt of governmental and gaming approvals (including any conditions, limitations or restrictions placed on these approvals) of the proposed transaction with Landry's Restaurants, Inc., and the risk that one or more governmental agencies may deny approval of the proposed transaction with Landry's Restaurants, Inc.; and other factors that may be referred to in PFG's reports filed with the Securities and Exchange Commission from time to time. Forward-looking statements made in this press release express expectations only as of the date they are made. PFG does not undertake any obligation to update or revise such statements as a result of new information or future events.

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